UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2012

Flagstone Reinsurance Holdings, S.A.
(Exact name of registrant as specified in its charter)

Luxembourg	001-33364	98-0481623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Avenue de la Gare
L-1611 Luxembourg
Grand Duchy of Luxembourg
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  +352 273 515 30

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 30, 2012, Flagstone Reassurance Suisse, SA (“Flagstone”), as the majority shareholder, together with the other shareholders of Island Heritage Holdings Ltd. (“Island Heritage”) Butterfield Holdings (Cayman) Limited, ACE Bermuda Insurance Ltd. and Nigel Twohey, entered into a definitive share purchase agreement (the “SPA”) pursuant to which BF&M Limited (the “Purchaser”) agreed to acquire 100% of the issued and outstanding shares in Island Heritage for approximately $ 68 million (the “Purchase Price”) in cash.  The Purchase Price is subject to adjustment as described below.

The transaction closed on April 5, 2012 after regulatory approval from the Cayman Islands Monetary Authority was obtained and all other closing conditions were satisfied.  Flagstone owned an approximate 60% interest in Island Heritage, entitling it to receive approximately $40.8 million in cash in connection with the sale.

A portion of the Purchase Price in the amount of approximately $ 2.4 million was placed in escrow and will be released to Flagstone and the other shareholders (in proportion to their respective shareholdings (approximately $1.44 million in the case of Flagstone)) upon the earlier of (i) certain amounts being released by Island Heritage’s regulators in Puerto Rico, and (ii) March 30, 2014.

The Purchase Price was determined on the basis of an estimated value of the net assets of Island Heritage and will be adjusted on a dollar for dollar basis in the event that the March 31, 2012 management accounts reflect a value that is greater or lower than such estimated value, on the terms and subject to the conditions of the SPA.

In addition, the SPA provides that Flagstone, together with certain other shareholders, will indemnify the Purchaser for losses arising from certain breaches of representations and warranties under the SPA while the Purchaser will indemnify Flagstone and the other shareholders for any losses arising from a breach of the SPA by the Purchaser.

A copy of Flagstone’s press release dated April 2, 2012 announcing the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)      Exhibits

Exhibit No.	Description
99.1	Press Release, dated April 2, 2012, announcing entry into a definitive agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTONE REINSURANCE HOLDINGS, S.A.

	By:	/s/ David Brown
Name: David Brown
Title: Chief Executive Officer
Date: April 5, 2012